US Ecology Announces Fourth Quarter and Full Year 2016 Results

2016 Net Income of $34.3 Million; 2016 Adjusted EBITDA of $112.8 Million; 2017 Adjusted EBITDA forecast of $120-$130 Million

BOISE, ID -- (Marketwired - February 16, 2017) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported total revenue of $117.2 million and net income of $7.7 million, or $0.35 per diluted share for the quarter-ended December 31, 2016.

"We saw another quarter of sluggishness in the industrial sector, including lower spending and continued project deferment, which resulted in Pro Forma adjusted EBITDA for 2016 at the low end of our guidance range," commented Jeff Feeler, Chairman and Chief Executive Officer. "Winter weather conditions, which affected shipping and production schedules, combined with lower December industrial waste volumes contributed to a 4% decline in Base Business in our Environmental Services segment in the fourth quarter compared to the fourth quarter of 2015. Our Environmental Services segment Event Business was down 17% during the quarter as compared to the same quarter last year due to prior year project completions that were not fully replaced and continued project delays. Our Field and Industrial Services segment also delivered lower than anticipated results on the softer market conditions as we closed out the year. The recent uptick in the industrial sector seen so far in the first quarter, however, while not yet resulting in improved volumes, bodes well for our 2017 business outlook given the tendency of the hazardous waste industry to lag industrial cycles."

Total revenue for the fourth quarter of 2016 of $117.2 million was down from $138.3 million in the same quarter last year. Revenue for the fourth quarter of 2015 included $8.1 million of revenue for Allstate Power Vac ("Allstate"), which was divested on November 1, 2015. Revenue for the Environmental Services ("ES") segment was $85.7 million for the fourth quarter of 2016, down from $92.7 million in the fourth quarter of 2015. This decline consisted of a 4% decrease in treatment and disposal ("T&D") revenue and a 24% decrease in transportation revenue compared to the fourth quarter of 2015. Revenue for the Field and Industrial Services ("FIS") segment was $31.5 million for the fourth quarter of 2016 compared to $45.5 million in the same period of 2015. After taking into account the divested Allstate business, which contributed $8.1 million of revenue in the fourth quarter of 2015, our remaining FIS revenue was down 16% from the same quarter in the prior year reflecting the expiration of a contract that was not renewed and softer overall market conditions.

Gross profit for the fourth quarter of 2016 was $36.1 million, down from $44.2 million in the same quarter last year. Gross profit for the ES segment was $32.1 million in the fourth quarter of 2016, down from $36.3 million in the same quarter of 2015. T&D gross margin for the ES segment was 41% for the fourth quarter of 2016, compared to 44% for the fourth quarter of 2015. Gross profit for the FIS segment in the fourth quarter of 2016 was $4.0 million. This compares to gross profit of $7.8 million in the fourth quarter of 2015, which included $1.6 million from the divested Allstate business, representing therefore a year-over-year decline of 36% in the remaining FIS business. The decline was due to the reduced revenue as well as year-end accrual and reserve adjustments in the fourth quarter of 2016.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2016 was $19.9 million compared with $22.0 million in the same quarter last year, which included $1.0 million related to the divested Allstate business. Excluding the decline related to the Allstate divestiture, SG&A expense decreased due to lower incentive compensation costs, lower consulting and professional services and lower bad debt expense in the fourth quarter of 2016 compared to the fourth quarter of 2015.

Operating income for the fourth quarter of 2016 was $16.2 million compared to $22.2 million in the fourth quarter of 2015. Allstate had operating income of $538,000 in the fourth quarter of 2015.

Net interest expense for the fourth quarter of 2016 was $4.2 million, down from $7.2 million in the fourth quarter of 2015. The decrease was due to lower debt levels and a $2.4 million charge for deferred financing costs recorded in the fourth quarter last year.

The Company's consolidated effective income tax rate for the fourth quarter of 2016 was 35.5%, down from 45.5% for the fourth quarter of 2015. The decrease was due to a decline in our U.S. effective tax rate, primarily driven by a non-recurring capital loss in the fourth quarter of 2015 as a result of the sale of Allstate, as well as changes in our apportionments between the various states in which we operate. Also contributing to the decrease in our effective tax rate is a higher proportion of earnings from our Canadian operations in the fourth quarter of 2016, which are taxed at a lower corporate tax rate.

Net income for the fourth quarter of 2016 was $7.7 million, or $0.35 per diluted share, consistent with the fourth quarter of 2015. Adjusted earnings per share, which excludes loss on sale of divested businesses, the divested Allstate business, foreign currency translation gains and losses and business development expenses, was $0.36 per diluted share in the fourth quarter of both 2016 and 2015.

Adjusted EBITDA for the fourth quarter of 2016 was $27.3 million, down 17% from $33.0 million in the same period last year. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $27.4 million in the fourth quarter of 2016 compared to $32.6 million in the fourth quarter of 2015.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2016 Results

Total revenue for 2016 was $477.7 million compared to $563.1 million in 2015. 2015 included $59.1 million of revenue for the divested Allstate business. ES segment revenue was $337.8 million for 2016, down from $359.0 million in 2015 on a 30% decline in Event Business, partially offset by a 2% increase in Base Business. This decline consisted of a 5% decrease in T&D revenue and a 9% reduction in transportation revenue compared to 2015. Revenue for the FIS segment was $139.9 million in 2016 compared to $204.0 million in 2015. After taking into account the divested Allstate business, FIS revenue was down approximately 3% in 2016 compared to 2015.

Gross profit for 2016 was $147.6 million, down from $171.4 million in the same period last year. Gross profit for the ES segment was $126.8 million in 2016, down from $137.6 million in 2015. T&D gross margin for the ES segment was 42% for 2016 compared to 43% for 2015. Gross profit for the FIS segment in 2016 was $20.8 million. This compares to $33.8 million in 2015, which included $12.4 million from the divested Allstate business, and reflects a year-over-year gross profit decline of approximately 3% in the remaining FIS business.

SG&A expense for 2016 was $77.6 million compared with $93.1 million in the same period last year, which included $10.9 million related to the divested Allstate business. Excluding the decline related to the Allstate divestiture, SG&A expense decreased due to lower business development costs, incentive compensation and consulting and professional services in 2016 compared to 2015.

2016 operating income was $70.0 million, down 2% from $71.6 million in 2015. Allstate had an operating loss of $4.9 million in 2015.

Net interest expense for 2016 was $17.2 million, down from $23.3 million in 2015. The decrease was due to lower debt levels in 2016 compared with 2015 and a reduction in non-cash amortization of deferred financing fees.

The Company's consolidated effective income tax rate for 2016 was 38.1%, down from 39.3% when excluding the non-deductible goodwill impairment charge in 2015. This decrease primarily reflects a lower U.S. effective tax rate for 2016 driven by changes in our apportionment between the various states in which we operate.

Net income was $34.3 million, or $1.57 per diluted share, in 2016 compared to $25.6 million, or $1.18 per diluted share, in 2015. Adjusted earnings per share, which excludes the gain/loss on sale of divested businesses, goodwill impairment charges, the divested Allstate business, foreign currency translation gains and losses and business development expenses, was $1.53 for 2016 compared to $1.57 per diluted share for 2015.

Adjusted EBITDA was $112.8 million in 2016, down 10% from $125.5 million in 2015. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $113.4 million in 2016 compared to $122.6 million in 2015.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2017 Outlook

"The positive trends emerging in the industrial economy and the improving outlook for many of our customers, gives us increasing confidence that US Ecology will return to growth in 2017," commented Feeler. "Supporting this optimism is the growing pipeline of Event Business opportunities that will supplement those projects deferred in 2016 that are now slated for 2017. Despite this improving outlook, we remain cautious at the rate of growth we can expect in 2017. Growth in our Environmental Services segment Base Business is projected to improve from 2016 levels, growing between 3-5% in 2017. We also expect that our Environmental Services segment Event Business will return to growth in 2017 as we receive volume from multi-year projects currently under contract, the growing pipeline of new opportunities and the commencement of projects deferred from last year. Our Field and Industrial Services segment is expected to be up slightly in 2017 despite cycling some larger completed contracts and a field services contract that was not renewed in the fourth quarter of 2016."

Based on current business conditions, management is projecting 2017 earnings per diluted share between $1.69 and $1.93 and adjusted EBITDA of $120 to $130 million. This guidance reflects adjusted EBITDA growth of up to 15%, compared to 2016 Pro Forma adjusted EBITDA of $113.4 million and growth of up to 26% from adjusted earnings per share of $1.53 in 2016.

2017 revenue is anticipated to range from $495 million to $533 million, compared to $478 million in 2016. Breaking down our revenue guidance by segment, we expect our 2017 ES segment revenue to range between $357 and $389 million and our FIS segment revenue to range between $138 and $144 million.

The following table reconciles our adjusted EBITDA guidance range to our projected net income.

                                                      For the Year Ending
                                                       December 31, 2017
                                                   ------------------------
(in thousands)                                         Low          High
                                                   -----------  -----------

Net Income                                         $    36,900  $    42,000
  Income tax expense                                    22,600       27,000
  Interest expense                                      16,400       16,400
  Other income                                            (500)        (500)
  Depreciation and amortization of plant and
   equipment                                            26,800       27,300
  Amortization of intangible assets                      9,800        9,800
  Stock-based compensation                               3,900        3,900
  Accretion of closure & post-closure obligations        4,100        4,100
                                                   -----------  -----------
Adjusted EBITDA                                    $   120,000  $   130,000
                                                   ===========  ===========

Projections exclude any foreign currency translation gains or losses, business development expenses or other unusual transactions.

2017 capital spending is estimated to range from $34 to $37 million, including 2016 carryover amounts. This is in line with the $35.7 million spent in 2016. Capital expenditures for 2017 will focus on constructing additional disposal space, ongoing infrastructure improvements and equipment replacement at our operating facilities and information system upgrades.

Dividend

On January 3, 2017, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 20, 2017. The $3.9 million dividend was paid on January 27, 2017.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, February 17, 2017 at 10:00 a.m. Eastern Standard Daylight Time (8:00 a.m. Mountain Standard Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through February 24, 2017 by calling 877-344-7529 or 412-317-0088 and using the passcode 10100324. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                               Three Months Ended      For the Year Ended
                                  December 31,            December 31,
                             ----------------------  ----------------------
                                2016        2015        2016        2015
                             ----------  ----------  ----------  ----------
Revenue
  Environmental Services     $   85,666  $   92,725  $  337,771  $  359,040
  Field & Industrial
   Services                      31,506      45,548     139,894     204,030
                             ----------  ----------  ----------  ----------

    Total                       117,172     138,273     477,665     563,070

Gross Profit
  Environmental Services         32,132      36,326     126,818     137,633
  Field & Industrial
   Services                       3,995       7,830      20,777      33,777
                             ----------  ----------  ----------  ----------

    Total                        36,127      44,156     147,595     171,410

Selling, General &
 Administrative Expenses
  Environmental Services          5,626       5,944      21,418      22,752
  Field & Industrial
   Services                       2,383       3,620      10,115      21,961
  Corporate                      11,874      12,440      46,033      48,366
                             ----------  ----------  ----------  ----------

    Total                        19,883      22,004      77,566      93,079

Impairment Charges
  Field & Industrial
   Services                           -           -           -       6,700

                             ----------  ----------  ----------  ----------
Operating income                 16,244      22,152      70,029      71,631

Other income (expense):
  Interest income                     6           1          96          65
  Interest expense               (4,167)     (7,162)    (17,317)    (23,370)
  Foreign currency loss            (330)       (427)       (138)     (2,196)
  Other                             151        (431)      2,631         725
                             ----------  ----------  ----------  ----------
    Total other expense          (4,340)     (8,019)    (14,728)    (24,776)

Income before income taxes       11,904      14,133      55,301      46,855
Income tax expense                4,221       6,429      21,049      21,244
                             ----------  ----------  ----------  ----------
Net income                   $    7,683  $    7,704  $   34,252  $   25,611
                             ==========  ==========  ==========  ==========

Earnings per share:
  Basic                      $     0.35  $     0.36  $     1.58  $     1.18
  Diluted                    $     0.35  $     0.35  $     1.57  $     1.18

Shares used in earnings per
 share calculation:

  Basic                          21,717      21,676      21,704      21,637
  Diluted                        21,814      21,748      21,789      21,733

Dividends paid per share     $     0.18  $     0.18  $     0.72  $     0.72
                             ==========  ==========  ==========  ==========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                December 31,   December 31,
                                                    2016           2015
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $       7,015  $       5,989
  Receivables, net                                    96,819        106,380
  Prepaid expenses and other current assets            7,458          8,484
  Income tax receivable                                4,076          2,017
                                               -------------  -------------
Total current assets                                 115,368        122,870

Property and equipment, net                          226,237        210,334
Restricted cash and investments                        5,787          5,748
Intangible assets, net                               234,356        239,571
Goodwill                                             193,621        191,823
Other assets                                           1,031          1,641
                                               -------------  -------------
Total assets                                   $     776,400  $     771,987
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $      13,948  $      17,169
  Deferred revenue                                     7,820          8,078
  Accrued liabilities                                 22,605         25,634
  Accrued salaries and benefits                       10,720         11,513
  Income tax payable                                     165            117
  Current portion of closure and post-closure
   obligations                                         2,256          2,787
  Revolving credit facilitiy                           2,177              -
  Current portion of long-term debt                    2,903          3,056
                                               -------------  -------------
    Total current liabilities                         62,594         68,354

Long-term closure and post-closure obligations        72,826         68,367
Long-term debt                                       274,459        290,684
Other long-term liabilities                            5,164          5,825
Deferred income taxes                                 81,333         82,622
                                               -------------  -------------
  Total liabilities                                  496,376        515,852

Contingencies and commitments

Stockholders' Equity
  Common stock                                           218            217
  Additional paid-in capital                         172,704        169,873
  Retained earnings                                  121,879        103,300
  Treasury stock                                         (52)          (189)
  Accumulated other comprehensive loss               (14,725)       (17,066)
                                               -------------  -------------
    Total stockholders' equity                       280,024        256,135
                                               -------------  -------------
Total liabilities and stockholders' equity     $     776,400  $     771,987
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                      For the Year Ended
                                                         December 31,
                                                   ------------------------
                                                       2016         2015
                                                   -----------  -----------
Cash Flows From Operating Activities:
  Net income                                       $    34,252  $    25,611
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment                                          25,304       27,931
    Amortization of intangible assets                   10,575       12,307
    Accretion of closure and post-closure
     obligations                                         3,953        4,584
    (Gain) loss on disposition of business              (2,034)         542
    Unrealized foreign currency loss                        65        3,271
    Deferred income taxes                               (2,704)      (2,714)
    Share-based compensation expense                     2,925        2,297
    Net (gain) loss on disposal of property and
     equipment                                            (569)         741
    Amortization of debt issuance costs                  2,006        4,428
    Amortization of debt discount                          148          148
    Impairment charges                                       -        6,700
    Changes in assets and liabilities:
      Receivables                                       10,912        1,565
      Income tax receivable                             (2,043)       4,830
      Other assets                                       1,149          734
      Accounts payable and accrued liabilities          (7,735)      (6,481)
      Deferred revenue                                    (281)      (4,449)
      Accrued salaries and benefits                       (864)        (901)
      Income tax payable                                    49       (3,918)
      Closure and post-closure obligations                (481)      (5,679)
                                                   -----------  -----------
        Net cash provided by operating activities       74,627       71,547

Cash Flows From Investing Activities:
  Purchases of property and equipment                  (35,696)     (39,370)
  Business acquistion (net of cash acquired)            (9,983)           -
  Purchases of restricted cash and investments          (2,317)      (2,075)
  Proceeds from divestitures (net of cash
   divested)                                             2,723       58,728
  Proceeds from sale of restricted cash and
   investments                                           2,278        2,057
  Proceeds from sale of property and equipment             991          948
                                                   -----------  -----------
        Net cash (used in) provided by investing
         activities                                    (42,004)      20,288

Cash Flows From Financing Activities:
  Proceeds from revolving credit facility               49,405       10,316
  Payments on revolving credit facility                (47,228)     (10,316)
  Payments on long-term debt and capital lease
   obligations                                         (18,133)     (94,623)
  Dividends paid                                       (15,673)     (15,612)
  Proceeds from exercise of stock options                  229        1,823
  Other                                                   (189)          54
                                                   -----------  -----------
        Net cash used in financing activities          (31,589)    (108,358)

Effect of foreign exchange rate changes on cash             (8)        (459)

Increase (decrease) in cash and cash equivalents         1,026      (16,982)

Cash and cash equivalents at beginning of period         5,989       22,971
                                                   -----------  -----------

Cash and cash equivalents at end of period         $     7,015  $     5,989
                                                   -----------  -----------

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.
--  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) less the adjusted EBITDA related to the divested Allstate business, plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2017 guidance which includes neither the divested Allstate business nor business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months and year ended December 31, 2016 and 2015:

                               Three Months Ended      For the Year Ended
(in thousands)                    December 31,            December 31,
                             ----------------------  ----------------------
                                2016        2015        2016        2015
                             ----------  ----------  ----------  ----------

Net Income                   $    7,683  $    7,704  $   34,252  $   25,611
  Income tax expense              4,221       6,429      21,049      21,244
  Interest expense                4,167       7,162      17,317      23,370
  Interest income                    (6)         (1)        (96)        (65)
  Foreign currency loss             330         427         138       2,196
  Other (income) expense           (151)        431      (2,631)       (725)
  Depreciation and
   amortization of plant and
   equipment                      6,743       6,205      25,304      27,931
  Amortization of intangible
   assets                         2,668       2,749      10,575      12,307
  Stock-based compensation          744         561       2,925       2,297
  Accretion and non-cash
   adjustments of closure &
   post-closure obligations         872       1,376       3,953       4,584
  Impairment charges                  -           -           -       6,700
                             ----------  ----------  ----------  ----------
Adjusted EBITDA                  27,271      33,043     112,786     125,450
                             ----------  ----------  ----------  ----------

  EBITDA related to divested
   Allstate business                  -        (502)          -      (5,055)
  Business development
   expenses                         138          88         637       2,212
                             ----------  ----------  ----------  ----------
Pro Forma adjusted EBITDA    $   27,409  $   32,629  $  113,423  $  122,607
                             ==========  ==========  ==========  ==========

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the gains and losses on sale of divested businesses, non-cash foreign currency translation gains or losses, the after-tax impact of business development costs, the after-tax impact of the divested Allstate business, and non-cash impairment charges, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company's decision to explore strategic alternatives for our industrial services business. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding gains and losses on sale of divested businesses, non-cash foreign currency translation gains or losses, the after-tax impact of business development costs, the after-tax impact of the divested Allstate business, and non-cash impairment charges provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2016 and 2015:

(in
 thousands,
 except
 per share
 data)                      Three Months Ended December 31,
           ----------------------------------------------------------------
                         2016                             2015
           -------------------------------- -------------------------------
            Income                           Income
            before                           before
            income   Income    Net     per   income  Income    Net     per
             taxes     tax    income  share  taxes     tax    income  share
As
 Reported  $ 11,904 $ (4,221)$ 7,683 $ 0.35 $14,133 $ (6,429)$ 7,704 $ 0.35

Adjust-
 ments:
 Plus:
  Loss on
  sale of
  divested
  business-
  es              -        -       -      -     542     (247)    295   0.01
 Non-cash
  foreign
  currency
  translat-
  ion
  (gain)
  loss          411     (146)    265   0.01     153      (65)     88   0.01
 Plus:
  Business
  developm-
  ent
  costs         138      (49)     89      -      88      (37)     51      -
 Less:
  Divested
  Allstate
  business
  operat-
  ing income      -        -       -      -    (549)     209    (340) (0.01)
           -------- -------- ------- ------ ------- -------- ------- ------

As
 Adjusted  $ 12,453 $ (4,416)$ 8,037 $ 0.36 $14,367 $ (6,569)$ 7,798 $ 0.36
           ======== ======== ======= ====== ======= ======== ======= ======

Shares
 used in
 earnings
 per
 diluted
 share
 calculat-
 ion                          21,814                          21,748
                             =======                         =======

(in
thousands,
except per
share
data)                       For the Year Ended December 31,
           ----------------------------------------------------------------
                         2016                             2015
           -------------------------------- -------------------------------
            Income                           Income
            before                           before
            income   Income    Net     per   income  Income    Net     per
             taxes     tax    income  share  taxes     tax    income  share
As
 Reported  $ 55,301 $(21,049)$34,252 $ 1.57 $46,855 $(21,244)$25,611 $ 1.18

Adjust-
 ments:
 (Less)/
  plus:
  (Gain)/
  loss on
  sale of
  divested
  business-
  es         (2,034)     774  (1,260) (0.06)    542     (247)    295   0.01
 Non-cash
  foreign
  currency
  translat-
  ion
  (gain)
  loss           88      (33)     55      -   2,019     (852)  1,167   0.05
 Plus:
  Business
  develop-
  ment
  costs         637     (242)    395   0.02   2,212     (933)  1,279   0.06
 Plus:
  Impair-
  ment
  charges
  (1)             -        -       -      -   6,700        -   6,700   0.31
 Less:
  Divested
  Allstate
  business
  operat-
  ing income      -        -       -      -  (1,502)     571    (931) (0.04)
           -------- -------- ------- ------ ------- -------- ------- ------

As
 Adjusted  $ 53,992 $(20,550)$33,442 $ 1.53 $56,826 $(22,705)$34,121 $ 1.57
           ======== ======== ======= ====== ======= ======== ======= ======

Shares
 used in
 earnings
 per
 diluted
 share
 calcula-
 tion                           21,789                          21,733
                             =======                         =======

(1)Impairment charges were not deductible for income tax purposes

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com